Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) is made as of February 8, 2017, to that certain Employment Agreement, dated September 17, 2014, is made by and between Diego Pellicer Worldwide, Inc., a Delaware corporation (the “Company”) and Ron Throgmartin (the “Executive”) with each sometimes referred to as a “Party” and collectively as the “Parties”.

B A C K G R O U N D:

WHEREAS, the Board of Directors has authorized this Amendment to the Employment Agreement, authorizing the payment of additional incentive compensation to Ron Throgmartin, the Company’s Chief Executive Officer for his outstanding services rendered to the Company.

NOW, THEREFORE, in consideration of the mutual promises made to each other and for other good and valuable consideration, the receipt of which is acknowledged by the Company, the Parties agree as follows:

1. Amendment.

The Employment Agreement is hereby amended by deleting Section 4. (c) thereof in its entirety and inserting the following new Section 4. (c) in lieu thereof:

(c) Equity Incentive Compensation. In consideration of the Executive’s valuable services rendered to the Company and provided that the Executive is employed by and rendering services to the Company on each such date , the Company shall issue to the Executive, calculated, initially as of February 1, 2017, and thereafter, on each successive February 1st throughout the Initial Term of this Agreement (the “February 1st Adjustment Date”), a combination of stock grants and stock options so that the Executive shall have a beneficial stock ownership position equal to ten (10%) percent of the Company’s outstanding common shares (the “Executive Beneficial Ownership Position”), issuable as soon as practicable following each such February 1st Adjustment Date. No Company common shares purchased or stock grants earned by the Executive, whether open market or purchased from and issued directly by the Company shall be included when calculating the Executive Beneficial Ownership Position but “Executive Stock Option”, defined in Section 4 (c)(i) below, shall be included in all such calculations. The Executive Beneficial Ownership Position shall be comprised of, issued and maintained as follows:

(i) First Year Non-Qualified Stock Option. The Company shall issue to the Executive a one-time, non-qualified stock option to purchase that number of the Company’s restricted common shares in an amount equal to five (5%) percent of the Company’s outstanding common shares as of February 1, 2017 (the Executive Stock Option”), which shall be exercisable at the election of the Executive anytime during the 10-year period following the date of grant, at the exercise price of $.25 per share; that the Executive Stock Option shall vest fifty (50%) percent on August 1, 2017, and fifty (50%) percent on February 1, 2018, and; that when such Executive Stock Option is properly exercised, the Company restricted common shares issued thereunder shall be deemed validly issued, fully paid and non-assessable; that for purposes of reporting to the applicable regulatory agencies, the value assigned to these Stock Options such be determined by the Company’s Chief Financial Officer, applying acceptable valuation formulae used for such purposes; it is the intention of the Parties that the Executive Stock Option shall be part of and represent five (5.0%) percent of the Executive Beneficial Ownership Position for the initial February 1, 2017 calculation of the Executive Beneficial Ownership Position;

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(ii) First Year and Successive Stock Grants: The Company shall make stock grants to the Executive in that amount of the Company’s restricted common shares pursuant to the following times and terms:

(x) As of February 1, 2017, the Company shall make a stock grant to the Executive representing five (5%) percent of the issued and outstanding Company common shares calculated and determined as of February1, 2017 (the “Initial Stock Grant”), and which Initial Stock Grant, when combined with the Executive Stock Option, shall fulfill and meet the Executive Beneficial Ownership Position for current year of the Initial Term of this Agreement, and;

(y) Commencing on February 1, 2018, and thereafter on each successive February 1st Adjustment Date throughout the Initial Term of this Agreement, the Company shall issue to Executive stock grants for that number of additional shares of the Company’s restricted common shares necessary to maintain the Executive Beneficial Ownership Position for each such February 1st Adjustment Date; for example, if on a February 1st Adjustment Date, the Executive beneficially owns seven (7%) percent of the Company’s then outstanding common shares, the Company shall issue to Executive a stock grant representing three (3%) percent of the Company’s then outstanding common shares to meet and attain the Executive Beneficial Ownership Position; that when issued, such shares contained in each stock grant of the Company’s restricted common shares shall be deemed validly issued, fully paid and non-assessable; that for purposes of reporting to the applicable regulatory agencies, the value assigned to the shares contained in the Initial Stock Grant and in all subsequent stock grants made to Executive pursuant to this Section 4 c. of this Agreement shall be the average public market share price as reported by Bloomberg for the 10 trading days immediately preceding, for the Initial Stock Grant, the date of February 1, 2017 and, thereafter, the 10 trading days immediately preceding each successive February 1st Adjustment Date thereafter, and; that the proper officers of the Company shall instruct the Company’s Transfer Agency to issue and deliver to Executive stock certificates, representing that number of Company restricted common shares issued to Executive to maintain his Executive Beneficial Ownership Position throughout the Initial Term of this Agreement at each February 1st Adjustment Date, affixed with the appropriate designation as restricted securities.

(iii) Executive shall be entitled to participate in any equity compensation plan of the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase shares of the Company’s common stock, shares of restricted stock, and other equity awards in the discretion of the Company’s Board or the Committee.

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2. Ratification of Employment Agreement.

Except as set forth in this Amendment, the Employment Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment and the Employment Agreement, the terms of this +Amendment will prevail and control.

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the day, month and year first above written.

COMPANY: Diego Pellicer Worldwide, Inc.

By:
Alan Valdes, Chairman of the Board

EXECUTIVE: Ron Throgmartin

By:
Ron Throgmartin, Chief Executive Office

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